RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT, dated as of September 9, 2019, is by and between (a) Superior Drilling Solutions, LLC, a[n] Utah LLC - Domestic (the "Supplier") and (b) each and any of MUFG UNION BANK, N.A., its subsidiaries and affiliates, as Receivables Purchaser (as defined below).

BACKGROUND

A. From time to time the Supplier will enter into commercial trade transactions with a Buyer for the sale of goods and/or the provision of services resulting in Receivables owed by each relevant Buyer to the Supplier.

B. From time to time the Receivables Purchaser may wish to purchase such Receivables from the Supplier.

NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Supplier and the Receivables Purchaser agree as follows:

ARTICLE I: DEFINITIONS

For the purposes of this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

"Adverse Claim" means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.

"Agreement" means this Receivables Purchase Agreement including all annexes, exhibits and schedules hereto.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Supplier or any of its subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

"Anti-Terrorism Laws" means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (f) any other applicable law of the United States, Canada, the United Kingdom or any member state of the European Union or the rules and regulations of any other relevant authority now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.

"Applicable Divisor" has the meaning set forth on the Information Schedule for the applicable Buyer.

"Applicable Index Rate" has the meaning set forth on the Information Schedule for the applicable Buyer.

"Automatic Sale Offer" has the meaning set forth in Section 2.1.

"Business Day" means any day which is not a Saturday or Sunday or a day in which commercial banks in New York City are authorized or required by applicable law to remain closed.

"Buyer" means the Supplier's customer set forth on the Information Schedule(s), including such customer's subsidiaries and affiliates that are obligors on the Receivables purchased by the Receivables Purchaser hereunder, and any other customer of the Supplier that the Receivables Purchaser and the Supplier agree to add to this Agreement as a "Buyer" by adding one or more Information Schedules hereto.

"Confidential Information" has the meaning set forth in Section 5.4(a).

"Dilution" means with respect to any Receivable, any reduction effected in the outstanding balance of such Receivable attributable to credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments or reductions that are made in respect of a Buyer; provided, however, that (a) write-offs to the extent related to the financial or credit condition of the applicable Buyer (including the occurrence of a bankruptcy with respect to the applicable Buyer) and (b) Disputes, in each case, shall not constitute Dilution.

"Dispute" means any abatement, charge, claim, claw-back, counterclaim, defense, deferral, recovery, set off right or withholding or any other right, dispute or claim relating to carriage, damage, defects, delivery (including non-delivery, under or late delivery), failure to meet the specifications, warranties or representations (whether express or implied), or any other failure of the Supplier to comply with the terms of the contract under which the relevant goods or services were supplied to the relevant Buyer.

"Designated Account" means the bank account(s) of the Supplier described on the applicable Information Schedule.

"Discount" means, for each purchased Receivable, the Payment Amount for such Receivable multiplied by the applicable Discount Rate.

"Discount Period" means, for any Receivable, the number of days in the period starting from (and including) the date payment of the Purchase Price for such Receivable is initiated by the Receivables Purchaser to the applicable Designated Account until (but excluding) the Payment Due Date.

"Discount Rate" means, with respect to any purchased Receivable, the annual percentage rate, calculated as the sum of the Applicable Index Rate for such Receivable plus the Margin, multiplied by the Discount Period and divided by the Applicable Divisor.

"Executive Order" means Executive Order No. 13224, effective as of September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Fed. Reg. 49079 (2001).

"Indemnified Taxes" means any Taxes that may at any time be asserted in respect of the purchase transactions hereunder, including reasonable costs and fees in defending against the same, whether or not imposed on any party such as the Supplier, the Buyer or the Receivables Purchaser, or on any asset, action or transaction, and whether arising by any reason including by reason of (a) the transfer of the Receivable to the Receivables Purchaser, (b) the underlying transaction that gave rise to the Receivable or (c) the payment on or funds transfer with respect to the Receivable; provided, however, that Indemnified Taxes does not include Taxes imposed on the Receivables Purchaser with respect to its overall net income.

"Information Schedule" means the Information Schedule attached to this Agreement as Annex I and any subsequent Information Schedule agreed to and executed by and between the Supplier and the Receivables Purchaser.

"Losses" means any claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys' fees and disbursements,

other dispute resolution expenses (including reasonable fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection; provided that, and for the avoidance of doubt, the term "Losses" does not include any losses on Receivables related to the financial or credit condition of the applicable Buyer (including the occurrence of a bankruptcy with respect to the applicable Buyer).

"Margin" means, with respect to each Buyer, the applicable per annum rate designated on the Information Schedule for such Buyer.

"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Party" or "Parties" means each or both of the Supplier or the Receivables Purchaser, as the context requires.

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"Paying Agent" means the Receivables Purchaser (or an affiliate of the Receivables Purchaser or service provider for the Receivables Purchaser) in its capacity as paying agent for a Buyer from time to time under one or more payment services or trade finance agreements with such Buyer.

"Payment Amount" means, with respect to a Receivable, the outstanding amount of such Receivable due from a Buyer on the Payment Due Date for such Receivable, as set forth in the Payment Request for such Receivable, which amount shall equal to the face amount of the invoice evidencing such Receivable minus the sum of any Dilutions that have been identified by such Buyer and have been applied against such Receivable prior to the date of the relevant Automatic Sale Offer.

"Payment Due Date" means, with respect to any Receivable, the date payment by a Buyer of the Payment Amount is due as specified in the Payment Request (or, if such date is not a Business Day, the succeeding Business Day).

"Payment Request" means, with respect to any Receivable, the request sent by the applicable Buyer instructing the Paying Agent to make payment of the Payment Amount on the specified Payment Due Date for such Receivable.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Purchase Price" has the meaning set forth in Section 2.1.

"Receivable" means any right to payment of a monetary obligation, whether or not earned by performance, owed to the Supplier by a Buyer, whether constituting an account, instrument, document, contract right, general intangible, chattel paper or payment intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, together with all rights in respect of guaranties and supporting security with respect thereto and all proceeds of the foregoing.

"Receivables Purchaser" means MUFG Union Bank, N.A. or any subsidiary or affiliate thereof acting as purchaser of the Receivables offered under this Agreement. The identity of the Receivables Purchaser for each Buyer shall be set out in the Information Schedule for such Buyer.

"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person (i) currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (ii) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (i) above; (iii) that is operating, organized or resident in a Sanctioned Country; (iv) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (d) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

"Sanctions" means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the US State Department, the US Department of Commerce, (b) by the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom or (c) by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of applicable law.

"UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the ownership interests of the Receivables Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"MUFG Website" has the meaning set forth in Section 5.21.

ARTICLE II: RECEIVABLES SALE AND PURCHASE

2.1 Automatic Sale Offer. Upon receipt of a Payment Request, the Supplier is deemed to automatically offer to sell to the Receivables Purchaser all of the Receivables evidenced by such Payment Request (each an "Automatic Sale Offer"). The purchase price for each Receivable purchased by the Receivables Purchaser (the "Purchase Price") shall equal the Payment Amount for such Receivable less the Discount applicable to such Receivable. The Supplier may suspend the Automatic Sale Offers at any time as of a specific suspension date by providing the Receivables Purchaser at least thirty days' prior written notice of its intention to suspend such Automatic Sale Offers; provided that the Supplier may not suspend the Automatic Sale Offers more frequently than once in any twelve month period and any such suspension shall have no effect on Automatic Sale Offers that have already been deemed to have been made by the Supplier pursuant to this Section 2.1. Upon the effectiveness of such suspension, all future purchases of Receivables pursuant to this Agreement shall be halted until such time as such suspension is terminated by the mutual written agreement of the Supplier and the Receivables Purchaser.

2.2 Automatic Sale Offer Acceptance. The Receivables Purchaser, at its option, may accept the Automatic Sale Offer by purchasing the offered Receivables before the relevant Payment Due Date, by depositing the Purchase Price therefor in the applicable Designated Account via wire transfer, ACH or such other method as shall be agreed between the Supplier and the Receivables Purchaser. The Receivables Purchaser will only fund the Purchase Price of Receivables in the currency in which such Receivables are denominated and only in the eligible currencies described on Annex I hereto. For the avoidance of doubt, the Supplier acknowledges that this is an uncommitted arrangement and that the Receivables Purchaser shall not ever be obligated to purchase any or all offered Receivables.

2.3 Automatic Sale Offer Rejection. If the Receivables Purchaser has not deposited the Purchase Price with respect to any offered Receivables on or prior to the Payment Due Date, the Automatic Sale Offer shall be deemed not accepted by the Receivables Purchaser and rescinded by the Supplier, in which case the Paying Agent will make payment on the applicable Buyer's behalf to the applicable Designated Account, but only to the extent sufficient funds are provided for by such Buyer, as set out in Section 2.5.

2.4 Receivables Purchase.

(a) The Supplier hereby agrees that, simultaneously with the Receivables Purchaser's deposit in the applicable Designated Account of the aggregate Purchase Price with respect to an Automatic Sale Offer prior to the Payment Due Date, the Supplier (i) shall have sold or transferred to the

Receivables Purchaser all of the Supplier's present and future right, title and interest in, to and under the Receivables to which such Automatic Sale Offer relates, and (ii) be deemed to have provided notice to the Paying Agent of the Supplier's designation of the Receivables Purchaser as the entity to receive payment of the amount specified in the Payment Request with respect to such Receivables. No further writing or action shall be necessary to evidence such transfer of ownership. The Supplier irrevocably and unconditionally authorizes the Receivables Purchaser (or the Paying Agent), in the Receivables Purchaser's name or on behalf of the Supplier, to notify the applicable Buyer of the transfer of the Receivables by email or otherwise at any time or from time to time.

(b) The Supplier hereby agrees that its obligations under this Agreement and any Automatic Sale Offers deemed to be issued by it shall not be affected by the invalidity, unenforceability, existence, performance or non-performance by the Supplier or applicable Buyer (including partial payment, non-payment or late payment) of the relevant underlying transaction, which (and any liability for which) shall be between the Supplier and the applicable Buyer only.

(c) It is the intention of the Supplier and the Receivables Purchaser that each purchase and sale of Receivables pursuant to this Article II shall constitutes a true sale of such Receivables. Each such sale will be absolute and irrevocable and provide the Receivables Purchaser with the full benefits and burdens of ownership of such Receivables. The sale of Receivables hereunder is made without recourse to the Supplier, except as specifically provided in this Agreement; provided, however, that such sale does not constitute, and is not intended to result in, an assumption by the Receivables Purchaser of any obligation of the Supplier or any other Person arising in connection with the Receivables or any other obligations of the Supplier (including in respect of any insurance policy covering the Receivables).

(d) The Supplier hereby irrevocably authorizes the Receivables Purchaser, in its sole discretion, to file any notice, registration, document or instrument required under applicable laws, and to take any other action, relative to all or any part of the Receivables purchased by the Receivables Purchaser, without the signature of the Supplier, to the extent permitted by applicable law and consistent with the characterization of the transactions hereunder as legal sales of Receivables, in each case as may be necessary or appropriate in order to perfect and maintain the perfection of the Receivables Purchaser's interest in such Receivables.

2.5 Payments on Non-Purchased Receivables. In the case of any Payment Request as to which the Receivables Purchaser is deemed not to have accepted an Automatic Sale Offer for the purchase of the related Receivables, the Supplier acknowledges and agrees that the Paying Agent shall have no obligation to make the payment specified in the Payment Request unless the Paying Agent has received sufficient funds from the applicable Buyer. If the Paying Agent makes such payment before such receipt and does not promptly receive the corresponding funds from the applicable Buyer, the Paying Agent may reverse all or part of such payment.

ARTICLE III: FEES, CHARGES AND TAXES

3.1 Fees and Charges. The Information Schedule(s) disclose all set-up, processing, licensing or other fees or charges payable by the Supplier under this Agreement, if any. Unless otherwise described on the applicable Information Schedule, all fees and charges shall be payable within ten (10) days following the Receivables Purchaser's demand therefor; provided that, at the option of the Receivables Purchaser, any such amounts may be netted by the Receivables Purchaser against any Purchase Price proceeds otherwise payable by the Receivables Purchaser to the Supplier. To the extent any such amounts are so netted, the Receivables Purchaser shall notify the Supplier thereof (which notification, at the option of the Receivables Purchaser, may be made through the MUFG Website).

3.2 Taxes. The Supplier shall pay, and indemnify and hold the Receivables Purchaser harmless from and against, any Indemnified Taxes. If the Supplier shall be required by law to withhold or deduct any Taxes from any sum payable under this Agreement, the sum payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and taxation applicable to additional sums payable under this paragraph), the Receivables Purchaser or the relevant Indemnified Party (as defined below) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

ARTICLE IV: REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Mutual Representations and Warranties of the Parties. Each of the Supplier and the Receivables Purchaser represents and warrants as follows: (a) it is validly existing and in good standing and has the power to enter into and perform, and has all necessary authorizations for the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement; (b) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the Agreement's terms; and (c) its execution, delivery and performance of this Agreement does not contravene its constitutive documents or any contract binding on or affecting it or any of its properties, does not violate any applicable law, regulation or order, and does not require any notice, filing or other action to or by any governmental authority.

4.2 Supplier Representations and Warranties. The Supplier hereby agrees that, by entering into this Agreement, the Supplier will be deemed to have made the representations and warranties under Section 4.1, and each of the following representations and warranties, both as of the date of each Automatic Sale Offer and also as of the date any such Automatic Sale Offer is accepted by the Receivables Purchaser pursuant to Section 2.2:

(a) On the date hereof and at the time of each sale of Receivables hereunder, the Supplier (i) is not and will not be insolvent or unable to pay its debts (including subordinated and contingent debts), nor would it be deemed by a court to be unable to pay its debts, all within the meaning of the law in the jurisdiction of its organization, nor would it become so in consequence of its entering into this Agreement and/or its sale of Receivables to the Receivables Purchaser hereunder and (ii) is not and will not be an affiliate of any Buyer.

(b) The Supplier has a valid ownership interest in each Receivable sold hereunder, free and clear of any Adverse Claim. Such Receivable is a valid, current and freely assignable trade account receivable and the assignment of such Receivable (or any interest therein) is not subject to an enforceable consent or notice requirement by any third party other than (i) consents previously obtained in writing by the Supplier that remain in effect as of the date such Receivable is purchased and (ii) any consents of the applicable Buyer.

(c) Policies and procedures have been implemented and maintained by or on behalf of the Supplier that are designed to achieve compliance by the Supplier and its subsidiaries, affiliates, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, and the Supplier and its subsidiaries, affiliates, officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(d) No proceeds received by the Supplier or any of its subsidiaries or affiliates in connection with any purchase of Receivables will be used in any manner that will violate Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(e) The Supplier Information provided in Item D of each Information Schedule is true, accurate and complete as of the effective date of such Information Schedule.

4.3 Supplier Covenants. The Supplier hereby covenants and agrees with the Receivables Purchaser as follows:

(a) Supplier shall comply in all material respects with all relevant laws and regulations applicable to this Agreement, the Receivables and transactions conducted hereunder.

(b) The Supplier shall not sell or otherwise dispose of or permit any Adverse Claim on the Receivables other than the Receivables Purchaser's interest therein.

(c) The Supplier shall not (i) change its jurisdiction or type of organization or (ii) change its name from its current legal name, in each case, without providing the Receivables Purchaser prior written notice thereof.

(d) The Supplier shall (i) at the request of the Receivables Purchaser, execute any such documents and take such actions as may be reasonably necessary to confer to the Receivables Purchaser all rights, title and interest of the Supplier in respect of any Receivable purchased by the Receivables Purchaser and (ii) maintain and implement administrative and operating procedures and keep and maintain all documents, books, records and other information (including without limitation the relevant supply contract and shipping documents) reasonably necessary or advisable for the collection of all Receivables purchased by the Receivables Purchaser or in order to comply with applicable laws and regulations and provide copies of such records and documentation to the Receivables Purchaser promptly on request.

(e) The Supplier will ensure that policies and procedures are maintained and enforced by or on behalf of the Supplier to promote and achieve compliance by the Supplier and each of its subsidiaries, affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(f) The Supplier will not use, or permit its subsidiaries, affiliates or their respective directors, officers, employees or agents to use, the proceeds of any purchase of Receivables (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (iii) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(g) The Supplier will not engage in, or permit any of its subsidiaries, affiliates or any director, officer, employee, agent or other Person acting on behalf of the Supplier or any of its subsidiaries in any capacity in connection with or directly benefitting from this Agreement to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(h) Promptly following any request therefor, the Supplier shall deliver to the Receivables Purchaser information and documentation reasonably requested by the Receivables Purchaser for purposes of compliance with applicable "know your customer" requirements under the PATRIOT Act or other applicable anti-money laundering laws.

ARTICLE V: MISCELLANEOUS

5.1 Waivers; Severability. No delay or failure of any Party hereto in exercising any right, privilege or option under this Agreement shall operate as a waiver of such or of any other right, privilege, or option. If any provision of this Agreement is or becomes illegal or invalid under any applicable law, the validity of the remaining provisions shall not be affected thereby.

5.2 Limitation on Liability.

(a) The Receivables Purchaser shall be entitled to rely on any communication sent or purported to be sent by the Supplier, irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed or presented to it by the Supplier.

(b) Except for liabilities to third parties relating to defense and indemnification obligations hereunder, neither Party shall be liable to the other Party for any loss of business or profits, revenue or goodwill or any indirect, consequential, special, exemplary or punitive losses or damages, whether arising from negligence, breach of contract or otherwise, even if informed of the possibility of those losses or damages.

(c) The Receivables Purchaser shall not be liable for any Losses arising out of or relating to any of its actions or omissions to act hereunder, except to the extent that any such Losses are caused by the Receivables Purchaser's gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.

(d) Notwithstanding anything contained in this Agreement, the Receivables Purchaser shall not be obligated to accept or take any action in respect of any Receivable which the Receivables Purchaser believes could breach any applicable law, rule, regulation, sanction or internal policy applicable to it.

5.3 No Implied Duties or Warranties. The Receivables Purchaser shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into this Agreement against the Receivables Purchaser. Notwithstanding any other provision elsewhere contained in this Agreement, the Receivables Purchaser shall have no duties or obligations hereunder to any Person or entity other than the Supplier and, without limiting the foregoing, does not hereby assume any obligation or relationship of agency or trust hereunder for, or with, the Supplier, any Buyer, or any other Persons.

5.4 Confidentiality. (a) Each Party agrees to maintain the confidentiality of any Confidential Information (as defined below) of the other Party to which it has access to as a result of the transactions effectuated by this Agreement. "Confidential Information" shall mean, subject to clause (b) below, information of a disclosing Party that the receiving Party knows or reasonably should know to be confidential to the disclosing Party; provided that "Confidential Information" does not include information that: (1) was in the public domain before disclosure or becomes part of the public domain after disclosure through no wrongful act of the receiving party; (2) was already known to the receiving party, as evidenced by written or electronic documentation in its files; (3) has been lawfully received from a third party without restrictions; or (4) was independently developed by employees or agents of the receiving party who did not have access to the Confidential Information.

(b) Notwithstanding the foregoing clause (a):

(i) a Party may disclose Confidential Information obtained from another Party to any authority of competent jurisdiction if disclosure is required pursuant to a court order or instruction of any regulatory, supervisory, judicial or other governmental authority having jurisdiction over it, provided that the disclosing Party shall have given the other Party prompt notice thereof (unless it has a legal obligation to the contrary) so that the other Party may seek a protective order or other appropriate remedy to prevent disclosure; and

(ii) the Receivables Purchaser may disclose Confidential Information obtained from the Supplier on a confidential basis:

(1) to its subsidiaries and affiliates,

(2) to its professional advisers, auditors and other service providers (such as rating agencies and third-party trustees),

(3) to any Person to (or through) whom the Receivables Purchaser sells, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement or with respect to any purchased Receivables (or a counterparty in (x) a securitization or similar transaction in relation to which any Receivable or this Agreement forms a part of the asset pool or collateral pool, (y) a sub-participation in relation to any such Receivables or this Agreement, or (z) any other transaction (including credit derivative transactions) under which payments are to be made by reference to any such Receivables or this Agreement), and

(4) to any Person with whom the Receivables Purchaser is merging or consolidating or is proposing to merge or consolidate.

5.5 Data Privacy.

(a) Each Party shall comply with applicable privacy and data protection laws in relation to its access, disclosure, erasure or destruction or other use of personally identifiable information, personal data and other types of personal information in connection with this Agreement ("personal information").

(b) The Supplier shall implement appropriate technical and organizational measures to ensure an appropriate level of security for any personal information used in connection with this Agreement and safeguard such information against accidental or unlawful destruction, loss, alteration and unauthorized disclosure or access ("personal information breach").

(c) The Supplier shall ensure that it has all necessary rights and consents to disclose the personal information it makes available to the Receivables Purchaser in accordance with applicable privacy and data protection laws.

(d) The Supplier shall notify the Receivables Purchaser promptly, if it receives any request, complaint, notice or communication that relates directly or indirectly to the use of the personal information it makes available to the Receivables Purchaser.

(e) The Supplier shall notify the Receivables Purchaser without undue delay and in any event within seventy-two (72) hours upon becoming aware of a personal information breach relating to any personal information that it uses in connection with this Agreement.

5.6 Indemnity. The Supplier shall defend, indemnify and hold harmless the Receivables Purchaser and its subsidiaries, affiliates, employees, directors, officers, and agents (each, an "Indemnified Party"), from and against all Losses, including, without limitation, Losses (a) relating to the enforcement of this Indemnity or (b) arising out of or in any way relating to (i) any breach of the Supplier's obligations under this Agreement, including any representations under Article IV being untrue or inaccurate, (ii) any Dispute or any other dispute with respect to the commercial transaction giving rise to any Receivable or (iii) any

civil penalty or fine assessed by OFAC or any other governmental authority administering any Anti-Terrorism Law, Anti-Corruption Law or Sanctions against any Indemnified Party, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by any Indemnified Party in connection with this Agreement as a result of any action of the Supplier or any of its subsidiaries or affiliates, except, in each case, to the extent that such Losses are caused by (1) the gross negligence or willful misconduct of such Indemnified Party as determined in a final non-appealable judgment of a court of competent jurisdiction or (2) the financial or credit condition of the applicable Buyer (including the occurrence of a bankruptcy with respect to the applicable Buyer).

5.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors, permitted assigns and transferees of each of the Parties; provided, however, that the Supplier may not assign or transfer any of its rights or obligations hereunder without the Receivables Purchaser's prior written consent, given in its sole discretion. The Receivables Purchaser shall have the right without the consent of or notice to the Supplier to sell, transfer, assign, or grant participations in the Receivables purchased by the Receivables Purchaser and all or any part of, or any interest in, the Receivables Purchaser's obligations, rights and benefits hereunder.

5.8 Termination. Either Party may terminate this Agreement for any reason upon thirty Business Days prior written notice to the other Party. Either Party may terminate this Agreement upon three Business Days prior written notice if the other Party is in breach of, or fails to perform any of its material obligations under, this Agreement. Upon its receipt of a notice of termination from the Supplier, the Receivables Purchaser may, in its discretion, chose to stop considering all future Automatic Sale Offers even if the full notice period has not run.

5.9 Survival. All representations, warranties and covenants made in this Agreement shall continue in full force and effect so long as any purchased Receivable remains outstanding. All confidentiality, security and indemnity obligations and all limitation of liability provisions contained in this Agreement shall survive and remain in full force and effect notwithstanding termination of this Agreement.

5.10 Notices. Except as otherwise expressly provided herein, all notices pursuant to this Agreement shall be in writing, duly signed by the Party giving such notice, and shall be delivered, emailed, or mailed to the address set forth under the relevant Party's signature line hereto (or to such other address as the relevant Party shall have communicated to the other Party in writing). All notices or other communications shall be deemed to have been received: (a) in the case of a notice given by hand, on the day of actual delivery; (b) if sent by mail, five Business Days after being deposited in the mail with first class prepaid postage; or (c) if sent by e-mail, on the date of sending; provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

5.11 Entire Agreement; No Third Party Beneficiaries; Amendments. This Agreement constitutes the entire statement of all terms and representations of the agreement between the Receivables Purchaser and the Supplier with respect to its subject matter and supersedes and extinguishes all prior drafts, undertakings and representations whether oral or in writing or understandings. This Agreement shall not be construed to confer any right, benefit, remedy or claim upon any Person other than the Supplier and the Receivables Purchaser and their respective successors and permitted assigns. This Agreement may be amended by the Parties at any time. All amendments and waivers to this Agreement must be in writing and signed by each of the Parties; provided that any applicable Discount Rate (or Applicable Index Rate or any other component thereof) may be amended by the Receivables Purchaser in its sole discretion upon ten Business Days' written notice to the Supplier prior to any such amendment taking effect. Any amendments to an Information Schedule shall not affect the Purchase Price or Discount applicable to any already purchased Receivables.

5.12 Business Days. Any amounts which would fall due for payment by the Receivables Purchaser on a day other than a Business Day shall be payable on the next Business Day.

5.13 Calculations. All calculations and determinations made by the Receivables Purchaser in connection with this Agreement (including any calculations or determinations set out in any demand on the Supplier) shall be conclusive in the absence of manifest error.

5.14 Annex 2. The provisions of Annex 2 shall apply to this Agreement and if there is any inconsistency between the other provisions of this Agreement and the provisions of Annex 2, the latter shall govern.

5.15 Interpretative Provisions. For purposes of this Agreement (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (b) the term "including" means "including without limitation"; (c) references to any applicable law, rule or regulation refer to that law, rule or regulation as amended from time to time and include any successor law, rule or regulation; (d) references to any agreement refer to that agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (e) references to any Person include that Person's successors and permitted assigns; (f) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (g) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term "from" means "from and including," and the terms "to" and "until" each means "to but excluding"; (h) terms in one gender include the parallel terms in the neuter and opposite gender; and (i) the term "or" is not exclusive.

5.16 Counterparts. This Agreement (and any amendment or supplement hereto) may be either physically or electronically signed (in any number of counterparts, which taken together shall constitute a single copy of this Agreement). Any signature delivered by email in "pdf" or similar format or via an internet based e-signature platform selected by the Receivables Purchaser shall be deemed an original signature hereto. In addition, any electronic signature or other form of acceptance other than a physical signature shall be deemed to be a physical signature.

5.17 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of New York. The Supplier and the Receivables Purchaser irrevocably submit to the jurisdiction of any New York State or United States federal court sitting in New York City (and any appellate court hearing appeals from any such court) in any action or proceedings arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of any such action or proceedings may be heard and determined in such New York State or federal court.

5.18 Independent Determination. The Supplier confirms that it has been given the opportunity to seek independent legal, tax and accounting advice in relation to the transactions contemplated by this Agreement. The Supplier confirms that it has not relied on any representation of the Receivables Purchaser in this regard.

5.18 Service Providers. The Receivables Purchaser and the Paying Agent are permitted to: (a) utilize service providers (which may be affiliates thereof or selected third parties) to assist with the processing of and/or to facilitate the transactions contemplated in this Agreement, and (b) disclose information received by the Receivables Purchaser or the Paying Agent in connection therewith to such service providers on a confidential basis.

5.20 PATRIOT Act. The Receivables Purchaser hereby notifies the Supplier that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Supplier, which information includes the name and address of the Supplier and other information that will allow the Receivables Purchaser to identify the Supplier in accordance with the PATRIOT Act.

5.21 MUFG Website. The Receivables Purchaser maintains an internet website (the "MUFG Website") to enable Suppliers to receive information related to the Receivables purchased by the Receivables Purchaser, including remittance and settlement information, amendments to this Agreement or other relevant information. The Supplier will be required to register and remain a registered user of the MUFG Website as a condition to participating in the program provided under this Agreement. Information provided to the Supplier through the MUFG Website will be deemed to constitute written notice to the Supplier for all purposes under this Agreement. The Receivables Purchaser may from time to time expand, reduce or otherwise change the information provided to the Supplier through the MUFG Website. The Supplier's use of the MUFG Website will be subject to separate terms and conditions provided to the Supplier through the MUFG Website (which may be in the form of an online "click-through" module on the MUFG Website); provided that in the event of a conflict between the terms of this Agreement and such other terms, this Agreement shall govern.

5.22 Branches, Subsidiaries and Affiliates. The Parties agree that any branch, subsidiary or affiliate of MUFG Union Bank, N.A. may become a party

to this Agreement (and assume the rights of the Receivables Purchaser) as if it were an original party hereto subject to such entity notifying the Supplier thereof by written notice along with the delivery of an updated version of each applicable Information Schedule.

5.23 Expenses. The Supplier shall be responsible for all costs and expenses (including reasonable documented legal fees and disbursements) incurred by Receivables Purchaser to enforce its rights under this Agreement.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first written above.

Superior Drilling Solutions LLC (the Supplier)

Signature: Annette Meier
Name: Annette Meier
Title: President

Address:

PO Box 1656
1583 S 1700 E
Vernal UT 84078
Email: annette@teamsdp.com

MUFG UNION BANK, N.A.

Signature: Deborah Bennett
Name:
Title: Deborah Bennett
Managing Director

Address:

MUFG Union Bank, N.A.
1251 Avenue of the Americas
New York, NY 10020
Attention: Head of Supply Chain Finance
Email: SCFAcquisition@us.mufg.jp

Annex 1-A

INFORMATION SCHEDULE

A. Buyers: General Electric Company, its subsidiaries and affiliates

B. Receivables Purchaser: MUFG Union Bank, N.A.

C Definitions and Related Provisions:

For Receivables Denominated in U.S. Dollars

"Applicable Divisor" means 360.

"Applicable Index Rate" means LIBOR.

"Interpolated Rate" means, with respect to any Discount Period for which a published LIBOR rate term is not available, at any time, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Receivables Purchaser (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR for the longest period for which LIBOR is available that is shorter than the applicable Discount Period; and (b) the LIBOR for the shortest period for which such LIBOR is available that exceeds the applicable Discount Period, in each case, at such time.

"LIBOR" means, for any Discount Period, an interest rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR rate ("ICE LIBOR"), as published at 11:00 a.m. (London time), two London banking days prior to the first day of such Discount Period, by Reuters (or any other commercially available source providing quotations of ICE LIBOR as designated by the Receivables Purchaser from time to time) for deposits in U.S. dollars with a term equal to the Discount Period; provided that if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market, "LIBOR" shall be the relevant rate most recently available. If such rate is not available at such time for any reason, then LIBOR shall be a rate per annum equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars with a term equal to the Discount Period in a principal amount substantially equal to the applicable Purchase Price are offered to the principal London office of the Receivables Purchaser by three London banks, reasonably selected by the Receivables Purchaser in good faith. Notwithstanding the foregoing, (i) if LIBOR shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement and (ii) if the Discount Period does not correspond to any available rate term, then LIBOR shall be an Interpolated Rate.

D. Supplier Information:

(a) Legal Name and Type of Entity: Superior Drilling Solutions, LLC

(b) Chief Executive Office: ~~G. Troy Meier~~ 1583 South 1700 East Vernal Utah 84078

(c) Jurisdiction of Organization: Utah

(d) Organizational Number: 5363291-0160

(e) Tax Identification Number (for U.S. entities use FEIN): 87-0654416

E. Margin: 1.150% per annum

F. Other Fees and Charges:

A one-time fee of $100.00 will be due and payable on or before the date that the first Automatic Sale Offer is made.

If the Agreement is terminated by the Supplier within the first twelve months for any reason other than the Receivables Purchaser's breach of, or failure to perform any of its material obligations under, the Agreement, a cancellation fee of $100.00 will be due and payable as of the date the termination becomes effective.

The Supplier will be charged a $50.00 fee each day that the Paying Agent transfers one or more Payment Amounts to the Supplier which represents payment on Receivables that are not Purchased Receivables but are instead being paid in the Paying Agent's role as agent for a Buyer.

G. Currencies: U.S. dollars

H. Designated Accounts:

With respect to Receivables denominated in U.S. dollars:

Business Name on Bank Account: Superior Drilling Solutions,LLC

Bank Name: Wells Fargo

Bank Phone Number: 626-564-6726

Bank Country: United States of America

Bank Account Number: 482-8845875

ABA Number (9 digits): 121000248

Annex 1-B

INFORMATION SCHEDULE

A. Buyers: Baker Hughes, a GE company, LLC, its subsidiaries and affiliates

B. Receivables Purchaser: MUFG Union Bank, N.A.

C Definitions and Related Provisions:

For Receivables Denominated in U.S. Dollars

"Applicable Divisor" means 360.

"Applicable Index Rate" means LIBOR.

"Interpolated Rate" means, with respect to any Discount Period for which a published LIBOR rate term is not available, at any time, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Receivables Purchaser (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR for the longest period for which LIBOR is available that is shorter than the applicable Discount Period; and (b) the LIBOR for the shortest period for which such LIBOR is available that exceeds the applicable Discount Period, in each case, at such time.

"LIBOR" means, for any Discount Period, an interest rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR rate ("ICE LIBOR"), as published at 11:00 a.m. (London time), two London banking days prior to the first day of such Discount Period, by Reuters (or any other commercially available source providing quotations of ICE LIBOR as designated by the Receivables Purchaser from time to time) for deposits in U.S. dollars with a term equal to the Discount Period; provided that if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market, "LIBOR" shall be the relevant rate most recently available. If such rate is not available at such time for any reason, then LIBOR shall be a rate per annum equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. dollars with a term equal to the Discount Period in a principal amount substantially equal to the applicable Purchase Price are offered to the principal London office of the Receivables Purchaser by three London banks, reasonably selected by the Receivables Purchaser in good faith. Notwithstanding the foregoing, (i) if LIBOR shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement and (ii) if the Discount Period does not correspond to any available rate term, then LIBOR shall be an Interpolated Rate.

D. Supplier Information:

(a) Legal Name and Type of Entity: Superior Drilling Solutions, LLC

(b) Chief Executive Office: ~~G. Troy Meier~~ 1583 South 1700 East Vernal Utah 84079 BF

(c) Jurisdiction of Organization: Utah

(d) Organizational Number: 5363291-0160

(e) Tax Identification Number (for U.S. entities use FEIN): 87-0654416

E. Margin: 1.150% per annum

F. Other Fees and Charges[1]:

A one-time fee of $100.00 will be due and payable on or before the date that the first Automatic Sale Offer is made.

If the Agreement is terminated by the Supplier within the first twelve months for any reason other than the Receivables Purchaser's breach of, or failure to perform any of its material obligations under, the Agreement, a cancellation fee of $100.00 will be due and payable as of the date the termination becomes effective.

The Supplier will be charged a $50.00 fee each day that the Paying Agent transfers one or more Payment Amounts to the Supplier which represents payment on Receivables that are not Purchased Receivables but are instead being paid in the Paying Agent's role as agent for a Buyer.

G. Currencies: U.S. dollars

H. Designated Accounts:

With respect to Receivables denominated in U.S. dollars:

Business Name on Bank Account: Superior Drilling Solutions, LLC

Bank Name: Wells Fargo

Bank Phone Number: 626-564-6726

Bank Country: United States of America

Bank Account Number: 482-6845675

ABA Number (9 digits): 121000248

[1] For avoidance of doubt, the Supplier is responsible for only one set of activation fees and one set of cancellation fees, regardless of whether the Receivables being sold under this Agreement are due from a Buyer named on the Information Schedule in Annex 1-A or Annex 1-B. In addition, the Receivables Purchaser reserves its rights to charge transaction fees under this Agreement whenever it acts as Paying Agent. Such fees shall be assessed under the relevant Information Schedule in Annex 1-A or Annex 1-B, as applicable.

Annex 2

COUNTRY SPECIFIC PROVISIONS

For Suppliers organized under the laws of the United States (including the District of Columbia and Puerto Rico):

(1) Grant of Precautionary Security

In the event that, contrary to the mutual intent of the parties, a court of competent jurisdiction determines that the transactions contemplated hereby constitute a loan rather than a purchase and sale, (i) the Supplier shall, effective as of the date hereof, be deemed to have granted to the Receivables Purchaser (and the Supplier hereby does grant to the Receivables Purchaser) a security interest in and to any and all present and future purchased Receivables and the proceeds thereof, collectively, to secure the repayment on demand of all amounts paid by the Receivables Purchaser hereunder and all other amounts due or to become due hereunder from the Supplier and the amount of all Purchased Receivables, and (ii) this Agreement shall be deemed to be a security agreement. With respect to such grant of security interests, the Receivables Purchaser may, at its sole and absolute option, exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or other applicable law.

(2) Filing Perfection

The Supplier represents and warrants to the Receivables Purchaser that this Agreement creates a valid security interest (under and as defined in Article 9 of the UCC) in each Receivable purchased by the Receivables Purchaser pursuant to this Agreement and upon the filing of a UCC financing statement in the "location" of the Supplier (as defined in Article 9 of the UCC), listing the Supplier as debtor/seller and the Receivables Purchaser as secured party/buyer and covering Receivables from time to time purchased hereunder, the Receivables Purchaser shall have a first priority perfected security interest (under and as defined in Article 9 of the UCC) in each such Receivable.

(3) Waiver of Jury Trial

THE SUPPLIER AND THE RECEIVABLES PURCHASER WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR ANY TRANSACTION ARISING IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY TORT CLAIM). ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.